Exhibit 16.1

April 28, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 28, 2016, of Eiger BioPharmaceuticals (formerly Celladon Corporation) and are in agreement with the statements contained in paragraphs 2, 3, and 4 of Item 4.01(a), Changes in Registrant’s Certifying Accountant, on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP